Exhibit 18.1

June 30, 2020

Board of Directors and Stockholders of Kyto Technology and Life Science, Inc.

13050 La Paloma Road

Los Altos Hills, CA 94022

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the financial statements of Kyto Technology and Life Science, Inc (the “Company”) included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and issued our report thereon dated June 30, 2020. Note 1 to the financial statements describes a change in accounting policy/method for financial statement presentation in accordance with ASC 946 as an investment company. It should be understood that the preferability of one acceptable method of presentation under ASC 946 as an investment company has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

Very truly yours,

/s/RBSM LLP
RBSM LLP
Henderson, NV